Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2006 RESULTS

Strong performance yields year-over-year growth in earnings and FFO per share

Highlights:

•	Reported net income of $0.47 per diluted share for the year and $0.06 per diluted share for the fourth quarter

•	Reported FFO of $1.63 per diluted share for the year and $0.48 per diluted share for the fourth quarter

•

Acquired seventeen properties totaling $552.5 million during the year, including closing costs for European assets; acquired seven properties in the fourth quarter totaling $205.4 million, including closing costs on European assets; and subsequent to year-end 2006 acquired three properties totaling $73.8 million

•

Commenced leases on approximately 455,000 square feet during the year at an average annualized GAAP rent of $68.00 per square foot and 113,500 square feet during the fourth quarter at an average annualized GAAP rent of $77.00 per square foot

•	Signed leases for 411,000 square feet in the fourth quarter, of which approximately 310,000 square feet is scheduled to commence in 2007 at an average annualized GAAP rent of $36.50 per square foot

San Francisco, Calif. (February 27, 2007) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced financial results for its full year and fourth quarter ended December 31, 2006. The Company reported operating revenue of $281.9 million for the year and $84.5 million in the fourth quarter of 2006. Net income for the year was $31.4 million and net income available to common shareholders was $17.6 million, or $0.47 per diluted share. Net income for the fourth quarter of 2006 was $6.4 million and net income available to common stockholders was $3.0 million, or $0.06 per diluted share.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Funds from operations (“FFO”) was $104.2 million for the year, or $1.63 on a diluted per share and unit basis, up 19.0% from $1.37 per diluted share and unit for the full year 2005. FFO was $33.0 million in the fourth quarter, or $0.48 on a diluted per share and unit basis, up 17.1% from $0.41 per diluted share and unit in the previous quarter; and up 33.3% from $0.36 per diluted share and unit in the fourth quarter of 2005.

Richard Magnuson, Chairman of Digital Realty Trust said “Digital Realty Trust delivered an exceptionally strong performance in 2006. We exceeded our expectations for acquisitions with $552.5 million of acquired properties and met the high-end of our estimate for leasing datacenter space with 300,000 square feet of leases commenced. Fueled by favorable market conditions, including strong demand for highly improved datacenter space in our markets, rental rates experienced exceptional growth during the year. The average annualized GAAP rent for datacenter space was over $91.00 per square foot. These acquisition and leasing results contributed to our growth in FFO.”

Acquisition and Leasing Activity

During the fourth quarter of 2006 the Company acquired seven properties totaling $205.4 million, including closing costs for the European assets. On October 1, 2006 the Company acquired the datacenter operations of AboveNet, which consists of three properties: one fee simple interest property in Reston, Virginia and two leaseholds in New York City and Vienna, Virginia. On October 6, 2006 the Company acquired 2055 East Technology Circle in Tempe, Arizona. The property is a vacant 76,400 square foot, two-story office and warehouse facility that was added to the Company’s portfolio of space held for redevelopment. On November 1, 2006 the Company acquired a partial interest in 2001 Sixth Avenue in Seattle, Washington, the primary hub for Internet traffic for the Pacific Northwest. This 34-story building totals 389,000 square feet, including 185,000 square feet of technical space. On December 5, 2006 the Company expanded its footprint in Europe with the acquisition of 114 Rue Ambroise Croizat in Paris, France. This property includes a 122,000 square foot income-producing datacenter and over 200,000 square feet available for redevelopment. In addition, on December 20, 2006 the Company acquired a 120,000 square foot datacenter facility, Unit 9, Blanchardstown Corporate Park, located in Dublin, Ireland.

Subsequent to the end of the year, the Company acquired three datacenter facilities. On January 5, 2007 the Company acquired 21110 Ridgetop Circle, a vacant 135,000 square foot shell datacenter located in Sterling, Virginia. Upon closing, the Company signed a lease with a leading managed service provider for the entire building. On January 22, 2007 the Company acquired 3011 Lafayette Street, a vacant 90,800 square foot shell datacenter located in Santa Clara, California. This property will be added to the Company’s inventory of space held for redevelopment. On February 27, 2007, the Company acquired 44470 Chillum Place, a single story datacenter facility located in Ashburn, Virginia. The property totals 95,400 square feet, including 65,600 square feet of raised floor, and is 100% leased to a leading network service provider through 2019

As of February 27, 2007, the Company’s portfolio comprised 63 properties consisting of 84 buildings totaling approximately 11.8 million rentable square feet, including 1.8 million square feet of space held for redevelopment. The portfolio is strategically located in 25 key technology markets throughout North America and Europe.

During the year, leases commenced on 300,000 square feet of datacenter space at an average annualized GAAP rent of over $91.00 per square foot, and over 155,000 square feet of non-technical space at an average annualized GAAP rental rate of $23.50 per square foot.

For the quarter ended December 31, 2006, leases commenced on 79,000 square feet of datacenter space at an average annualized GAAP rent of approximately $91.00 per square foot and 34,500 square feet of non-technical space at an average annualized GAAP rent of over $46.00 per square foot. The datacenter space leased during the quarter includes 22,000 square feet of redevelopment space at an average annualized GAAP rent of approximately $25.00 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was 95.0% at December 31, 2006. Of the 411,000 square feet of new leases signed during the fourth quarter, more than 302,000 square feet of datacenter space and 7,700 square feet of non-technical space will commence in 2007.

“2006 was a great year for Digital Realty Trust and we are continuing to see strong demand from national and international corporate users for datacenter space that can meet today’s power and cooling requirements. Important trends driving this demand include increased regulatory and legislative requirements for business continuity and record retention, disaster recovery initiatives along with significant growth in online advertising and e-commerce spending. We are well-positioned to meet this demand through our redevelopment program, acquisition pipeline and leasing momentum. We currently have construction projects underway in eleven key technology markets throughout the U.S. and Europe that will add over 500,000 rentable square feet of build-to-suit and Turn-Key Datacenter™ space. We have expanded our presence in Europe with the addition of the Paris property, a second operating datacenter facility in Dublin and the development of a new 120,000 datacenter at the site of our first Dublin property. We are also expanding our presence in select U.S. markets including Northern Virginia, and now own five properties there totaling approximately 338,000 square feet and one property under contract that will more than double our square footage in this important market for information technology and Internet communications,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The volume of leasing activity and strong growth in rents are the results of our proven ability to acquire and deliver highly improved datacenter space for national and international corporate users that depend on our reliable, cost effective solutions for their datacenter requirements.”

Balance Sheet Update

Total assets grew to approximately $2.2 billion at December 31, 2006, from $1.5 billion at December 31, 2005. Total debt at December 31, 2006 was approximately $1.1 billion compared to $749.1 million at December 31, 2005. Stockholders’ equity was $709.8 million, up from $386.5 million at December 31, 2005, primarily due to the redemption of operating units for common stock and two follow-on public offerings, which generated $228.3 million in net proceeds that were used to reduce borrowings under the Company’s credit facility.

In addition to increasing commitments under its credit facility in the third quarter of 2006 from $350 million to $500 million, during the fourth quarter the Company amended the financial covenants to enhance the Company’s financial flexibility and include redevelopment assets in the borrowing base.

The Company completed mortgage financings during the quarter on one property in Northern California and two properties in Europe. On October 24, 2006 the Company completed the financing of 1100 Space Park Drive in Santa Clara, California. The new loan for $55 million has a 10-year maturity with no principal amortization for three years, and a fixed rate of 5.89%. On December 5, 2006 the Company completed the secured financing of 114 Rue Ambroise Croizat in Paris, France. The new loan for 32.8 million Euros (equal to $43.3 million at December 31, 2006) closed simultaneously with the acquisition and has a five year maturity with a swapped fixed rate of 5.13%. On December 20, 2006 the Company completed the secured financing of the Blanchardstown Corporate Park property in Dublin, Ireland. The new loan for 28.2 million Euros (equal to $37.2 million at December 31, 2006) closed simultaneously with the acquisition and has a 5-year maturity at a swapped fixed rate of 5.35%.

Subsequent to year-end on January 31, 2007, the Company completed the financing of 2045 & 2055 Lafayette Street in Santa Clara, California. This $68.0 million loan has a 10-year maturity with no principal amortization for two years and a fixed rate of 5.93%. On February 2, 2007 the Company completed the financing of 150 South First Street in San Jose, California. This $53.3 million loan has a 10-year maturity with no principal amortization for two years and a fixed rate of 6.30%.

“Our strong performance in 2006 was facilitated by our ability to successfully access debt and equity markets. We raised approximately $900 million during the year from our increased credit facility, mortgage financings and refinancings, as well as registered debt and equity offerings,” said A. William Stein, Chief Financial Officer and

Chief Investment Officer of Digital Realty Trust. “We expect that our focus on a strong balance sheet and financial flexibility will continue to serve the Company as we selectively deploy capital to support our acquisition, leasing and redevelopment investment activities in 2007.”

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2006 full year and fourth quarter results tomorrow, Wednesday, February 28, 2007 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-218-0204 (for domestic callers) or 303-205-0033 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 1:00 PM PST on Wednesday, February 28, 2007 until 12:59 PM PST on Wednesday, March 7, 2007. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11082678#. A replay of the webcast will also be archived on Digital Realty Trust’s website for 30 days following the call.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 63 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 11.8 million rentable square feet, including 1.8 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 25 markets throughout North America and Europe. For additional information, please visit the Digital Realty Trust’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.

Such forward looking statements include statements related to the Company’s expected future financial and other results, leasing demand and expectation that it will achieve its performance objectives. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 and subsequent quarterly reports on form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Operating Revenues:
Rental	$70,333	$47,504	$229,742	$158,428
Tenant reimbursements	13,984	11,647	51,796	37,174
Other	197	1,432	365	5,829

Total operating revenues	84,514	60,583	281,903	201,431

Operating Expenses:
Rental property operating and maintenance	20,250	13,366	61,052	41,030
Property taxes	6,879	6,737	28,052	20,992
Insurance	846	886	3,757	2,728
Depreciation and amortization	28,173	18,040	89,936	59,616
General and administrative	6,535	4,425	20,441	12,615
Other	173	47	1,111	1,635

Total operating expenses	62,856	43,501	204,349	138,616

Operating income	21,658	17,082	77,554	62,815

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	177	—	177	—
Interest and other income	419	870	1,275	1,274
Interest expense	(14,569)	(10,643)	(51,924)	(37,724)
Loss from early extinguishment of debt	(6)	(896)	(527)	(1,021)

Income from continuing operations before minority interests	7,679	6,413	26,555	25,344
Minority interests in continuing operations of operating partnership	(1,270)	(1,592)	(5,383)	(8,818)

Income from continuing operations	6,409	4,821	21,172	16,526
Income (loss) from discontinued operations before gain on sale of assets and minority interests	(60)	(474)	(348)	(987)
Gain on sale of assets	80	—	18,096	—
Minority interests attributable to discontinued operations	(6)	255	(7,528)	562

Income (loss) from discontinued operations (1)	14	(219)	10,220	(425)
Net income	6,423	4,602	31,392	16,101
Preferred stock dividends	(3,445)	(3,445)	(13,780)	(10,014)

Net income available to common stockholders	$2,978	$1,157	$17,612	$6,087

Net income per share available to common stockholders:
Basic	$0.06	$0.04	$0.49	$0.25
Diluted	$0.06	$0.04	$0.47	$0.25

Weighted average shares outstanding:
Basic	47,332,515	27,314,190	36,134,983	23,986,288
Diluted	48,940,617	27,656,496	37,442,192	24,221,732

(1)	During the quarter ended June 30, 2006 we classified our property located at 7979 East Tufts Avenue as available for sale and we completed this property sale in July 2006. We have presented all activity for this property in Income (loss) from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Investments in real estate
Properties:
Land	$228,728	$191,961
Acquired ground leases	3,028	1,477
Buildings and improvements	1,415,236	941,115
Tenant improvements	172,334	123,957

Investments in properties	1,819,326	1,258,510
Accumulated depreciation and amortization	(112,479)	(64,404)

Net investments in properties	1,706,847	1,194,106
Investment in unconsolidated joint venture	29,955	—

Net investments in real estate	1,736,802	1,194,106
Cash and cash equivalents	22,261	10,930
Accounts and other receivables, net	31,293	7,587
Deferred rent	40,225	25,094
Acquired above market leases, net	47,292	48,237
Acquired in place lease value and deferred leasing costs, net	248,751	201,141
Deferred financing costs, net	17,500	7,659
Restricted cash	28,144	22,123
Other assets	13,951	12,293

Total Assets	$2,186,219	$1,529,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable under line of credit	$145,452	$181,000
Mortgage loans	804,686	568,067
Exchangeable senior debentures	172,500	—
Accounts payable and other accrued liabilities	88,698	36,869
Accrued dividends and distributions	19,386	15,639
Acquired below market leases, net	87,487	67,177
Security deposits and prepaid rents	19,822	11,476

Total Liabilities	1,338,031	880,228

Minority interests in consolidated joint venture	—	206
Minority interests in operating partnership	138,416	262,239
Stockholders’ Equity	709,772	386,497

Total Liabilities and Stockholders’ Equity	$2,186,219	$1,529,170

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net income available to common stockholders	$2,978	$1,157	$17,612	$6,087
Adjustments:
Minority interests in operating partnership including discontinued operations	1,276	1,337	12,911	8,256
Real estate related depreciation and amortization (1)	28,055	18,781	90,932	62,171
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	796	—	796	—
Gain on sale of assets	(80)	—	(18,096)	—

FFO	$33,025	$21,275	$104,155	$76,514

Basic FFO per share and unit	$0.49	$0.36	$1.66	$1.38
Diluted FFO per share and unit	$0.48	$0.36	$1.63	$1.37

Total common stock and units outstanding
Basic	67,605,128	58,905,937	62,562,820	55,525,442
Diluted	69,213,230	59,248,243	63,870,028	55,760,886

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	28,173	18,040	89,936	59,616
Depreciation and amortization of discontinued operations at 7979 East Tufts Avenue	—	764	1,507	2,616
Non real estate depreciation	(118)	(23)	(511)	(61)

	$28,055	$18,781	$90,932	$62,171

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.